Issuer Free Writing Prospectus Filed Pursuant to Rule 433

supplementing the

Preliminary Prospectus Supplement dated October 16, 2007

Registration No. 333-130212

TERM SHEET

Dated: October 16, 2007

5.625% Series J Notes due 2013

Issuer:	Marriott International, Inc.

Security:	5.625% Series J Notes due 2013

Size:	$400,000,000

Maturity Date:	February 15th, 2013

Coupon:	5.625%

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2008

Price to Public:	99.723%

Benchmark Treasury:	4.25% due 9/12

Benchmark Treasury Yield:	4.338%

Spread to Benchmark Treasury:	+135 bps

Yield:	5.688%

Make-Whole Call:	+20 bps

Expected Settlement Date:	October 19, 2007

CUSIP:	571903AH6

Minimum Denominations:	$1,000

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement dated October 16, 2007.

Anticipated Ratings:	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	Banc of America Securities LLC Barclays Capital Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Morgan Stanley & Co. Incorporated

Junior Co-Managers:	HSBC Securities (USA) Inc. J.P. Morgan Securities Inc. Lehman Brothers Inc. SunTrust Robinson Humphrey, Inc. Wachovia Capital Markets, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407 or Merrill Lynch, Pierce, Fenner & Smith Incorporated 1-866-500-5408.